Exhibit 99.1

Contact:

Margot Fooshee

Margot.Fooshee@jcrew.com

(212) 209-8414

J.CREW GROUP, INC. NAMES

MICHAEL J. NICHOLSON PRESIDENT, CHIEF OPERATING OFFICER AND CHIEF FINANCIAL OFFICER

NEW YORK, December 3, 2015 — J.Crew Group, Inc. (the “Company”) announced today that it has named Michael J. Nicholson President, Chief Operating Officer and Chief Financial Officer, effective January 11, 2016. Mr. Nicholson will report to Millard Drexler, Chairman and CEO.

Mr. Nicholson, (49), was most recently Executive Vice President, Chief Operating Officer, Chief Financial Officer, and Treasurer of ANN INC.

Mr. Nicholson will lead J.Crew’s finance, global supply chain, sourcing, IT, real estate, asset management and investment management functions. Mr. Nicholson’s financial and operational experience and expertise in the retail and apparel industry will complement J.Crew’s business and support its growth and profit improvement initiatives. He joins other members of the executive team including Jenna Lyons, President, Executive Creative Director and Libby Wadle, President of the J.Crew Brand.

Millard Drexler, J.Crew’s Chairman and CEO stated, “I am very pleased Mike will be joining our team. Mike has deep experience across the retail industry and we welcome him to the Company in this critical role as we move forward with our strategic initiatives, sharpen our execution, and build opportunities for profitable growth.”  Mr. Drexler added, “I would like to thank Joan Durkin who has been serving as our interim CFO and now will be returning to her role as J.Crew’s Chief Accounting Officer.”

Mr. Nicholson added, “I have been a long-time admirer of J.Crew and the incredible business Mickey and his team have built.  I look forward to partnering with Mickey and helping the Company realize the full potential of both J.Crew and Madewell while delivering profitable growth across all channels.”

Mr. Nicholson was Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of ANN INC. from December 2012 until August 2015. Previously, from 2007 to 2012, he served as Executive Vice President, Chief Financial Officer and Treasurer of ANN INC.

Prior to that, Mr. Nicholson spent seven years at Limited Brands, Inc. holding various executive positions including Executive Vice President, Chief Operating Officer and Chief Financial Officer for Victoria’s Secret Beauty Company.  Earlier in his career, Mr. Nicholson held senior positions at Colgate Palmolive and Altria Group, Inc.

Mr. Nicholson received his bachelor’s degree in accounting from Niagara University and his master’s degree in business administration from St. John’s University. Mr. Nicholson is also a Certified Public Accountant.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized omni-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of December 3, 2015, the Company operates 287 J.Crew retail stores, 99 Madewell stores, jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 159 factory stores (including eight J.Crew Mercantile stores). Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations.  Any such forward-looking statements are subject to various risks and uncertainties that are set forth in the Company's Form 10-K and in all filings made with the SEC made by the Company subsequent to the filing of the Form 10-K.  The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.